SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 8, 2016

SIERRA BANCORP

(Exact name of registrant as specified in its charter)

California	000-33063	33-0937517
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employee Identification No.)

86 North Main Street, Porterville, CA 93257
(Address of principal executive offices)
(Zip code)

(559) 782-4900
(Registrant’s telephone number including area code)

(Former name or former address, if changed since last report) Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On July 8, 2016 Sierra Bancorp (the “Company”) entered into a First Supplemental Indenture with Wilmington Trust Company, as trustee (“First Supplemental Indenture”). Pursuant to the First Supplemental Indenture, the Company has assumed the obligations of Coast Bancorp (“Coast Bancorp”) under that certain Indenture dated as of September 20, 2007 by and between Coast Bancorp, as issuer, and Wilmington Trust Company, as trustee (the “Indenture”)(the “Debt Assumption”). Pursuant to the Indenture an aggregate of $7,217,000 of Fixed/Floating Rate Junior Subordinated Debt Securities due December 15, 2037 (the “Debt Securities”) were issued by Coast Bancorp. The Debt Assumption was undertaken in connection with the merger transactions described in Item 8.01 below.

The Debt Securities were issued in connection with a private placement completed on September 20, 2007 of $7,217,000 of trust preferred securities (the “Trups Securities”) issued through Coast Bancorp Statutory Trust II (the “Trust”). In connection with this issuance, Coast Bancorp entered into an Amended and Restated Trust Agreement, dated September 20, 2007, among Coast Bancorp, Wilmington Trust Company and the administrators named therein, pursuant to which the Trups Securities were issued. The Trups Securities require quarterly distributions and bear interest at a variable rate which resets quarterly at the three-month LIBOR rate plus 1.5% per annum. The Trups Securities mature in 30 years from issuance and are redeemable, in whole or in part, without penalty, commencing five years after issuance.

The proceeds from the initial sale of the Trups Securities on September 20, 2007 were used by the Trust to purchase the Debt Securities. The Debt Securities bear interest at a variable rate which resets quarterly at the three-month LIBOR rate plus 1.5% per annum, and are redeemable, in whole or in part, without penalty, at the option of the Company, commencing five years after issuance. The interest payments on the Debt Securities made by the Company will be used to pay the quarterly distributions payable by the Trust to the holders of the Trups Securities.

Item 2.03    Creation of Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

See the description contained in Item 1.01 above, which is incorporated by reference herein.

Item 8.01    Other Events.

On July 8, 2016, the transactions contemplated under that certain Agreement and Plan of Reorganization and Merger dated January 4, 2016 by and between the Company and Coast Bancorp (the “Merger Agreement”) were consummated. A copy of the Merger Agreement was filed as an exhibit to the Company’s Form 8-K filed on January 5, 2016.

Subject to the terms and conditions of the Merger Agreement, Coast Bancorp was merged with and into Sierra Bancorp, with Sierra Bancorp being the surviving corporation (the “Merger”). At the effective time of the Merger, each outstanding share of Coast Bancorp common stock, other than any shares dissenting from the Merger, was converted into the right to receive either $2.3145 in cash, 0.1359 shares of Sierra Bancorp common stock, or a mixed consideration of $0.5618 in cash and 0.1029 shares of Sierra Bancorp common stock, subject to proration as provided in the Merger Agreement, or an aggregate merger consideration valued at approximately $13.5 million paid to the shareholders of Coast Bancorp. Immediately following the Merger, Coast National Bank, the wholly-owned subsidiary of Coast Bancorp, was merged with and into Bank of the Sierra, the wholly-owned subsidiary of the Company, with Bank of the Sierra being the surviving bank.

A press release with respect to the consummation of the transactions contemplated by the Merger Agreement was issued on July 8, 2016, a copy of which is included as Exhibit 99.1 hereto.

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Item 9.01    Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information

Not applicable.

(c)	Exhibits

Exhibit No.	Description

10.1	Amended and Rested Declaration of Trust, dated as of September 20, 2007 of Coast Bancorp Statutory Trust II

10.2	Indenture dated as of September 20, 2007, between Wilmington Trust Company, as Trustee, and Coast Bancorp

10.3	First Supplemental Indenture dated as of July 8, 2016 between Wilmington Trust Company, as trustee, and Sierra Bancorp

99.1	Press Release dated July 8, 2016

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 8, 2016	SIERRA BANCORP

	By:	/s/ Kenneth R. Taylor
Kenneth R. Taylor
Executive Vice President & Chief Financial Officer

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Exhibit Index

Exhibit No.	Exhibit Title

10.1	Amended and Rested Declaration of Trust, dated as of September 20, 2007 of Coast Bancorp Statutory Trust II

10.2	Indenture dated as of September 20, 2007 between Wilmington Trust Company, as Trustee, and Coast Bancorp

10.3	First Supplemental Indenture dated as of July 8, 2016 between Wilmington Trust Company, as trustee, and Sierra Bancorp

99.1	Press Release dated July 8, 2016

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